Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (this “Agreement”) is made by and between Karen Alexander (“Executive”) and Bakkt, Inc., f/k/a Bakkt Holdings, Inc. (the “Company”) (together, with its parents, subsidiaries, divisions, affiliates, related business entities, successors, and assigns, and any of the respective affiliates of the Company, including, without limitation, Bakkt Opco Holdings, LLC and Bakkt, LLC, the “Company Group”) (the Company and Executive are jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been employed by the Company, most recently serving as its Chief Financial Officer;

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of October 12, 2022, with an effective date of August 8, 2022, which amended and restated an employment agreement between Executive and the Company dated March 9, 2022, as amended June 9, 2022 (as amended and restated, the “Employment Agreement”);

WHEREAS, the Company has awarded Executive restricted stock unit (“RSU”) and performance restricted stock unit (“PSU”) awards subject to the terms and conditions of the Company’s 2021 Omnibus Incentive Plan (the “Plan”) and the form of award agreement thereunder;

WHEREAS, Executive also presently is included as a participant in the Company’s stock option plan as detailed in its Schedule 14A dated September 9, 2025 and its Form 8-K dated October 22, 2025 (the “Option Plan”);

WHEREAS, the Parties have mutually agreed that Executive will step down from the position of Chief Financial Officer, and relinquish all officer and other positions with the Company Group, and Executive’s employment with the Company Group shall terminate, in each case effective as of the Transition Date (as defined below), and during the period from the Transition Date through the Separation Date (as defined below), Executive will serve as a consultant to the Company Group, in which role she will assist with an orderly transition of the finance function and litigation or regulatory matters, including the matters set forth in Exhibit A attached hereto;

WHEREAS, the Parties intend that the consideration provided under this Agreement be in lieu of, and in full and complete satisfaction of, any severance or termination payments or benefits to which Executive might otherwise be or become entitled under Section 7 of the Employment Agreement or otherwise; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Parties may have, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.	Transition Period; Duties; Separation Date. The Parties agree as follows with respect to the transition of Executive’s former duties:

(a)

Step-Down. Effective as of August 14, 2026 (the “Transition Date”), Executive shall separate from employment with the Company Group, and Executive shall cease to serve as, and hereby resigns as, the Company’s Chief Financial Officer any other roles within the Company Group and shall relinquish the title of Chief Financial Officer and all authority, duties, and responsibilities associated with that title, and shall be deemed to have resigned from all officer, director, and committee positions with the Company Group as provided in Section 3. From and after the Transition Date, Executive shall continue as a consultant of the Company through the Separation Date as provided in Section 1(b), and Executive is not authorized to bind the Company or to hold herself out as an officer or employee of the Company. The Transition Date shall be the date on which the “separation of service” occurs for purposes of Section 409A (as defined below in Section 15).

(b)

Transition Period; Consulting Services. From the Transition Date through December 31, 2026 (or such earlier date on which Executive’s services under this Agreement terminate pursuant to Section 1(f), the “Separation Date,” and the period between the Transition Date and the Separation Date, the “Transition Period”), Executive shall serve as a consultant in the role of Advisor to the General Counsel and Chief Financial Officer. During the Transition Period, Executive shall receive consulting fees at the annualized rate of $400,000, which shall be paid monthly in arrears and reported on Form 1099. Executive shall not accrue or be eligible for any annual bonus, additional equity awards, or other incentive compensation in respect of the Transition Period. For the avoidance of doubt, Executive shall not be eligible to participate in any employee benefit plans of the Company Group during the Transition Period other than pursuant to COBRA.

(c)

Transition Duties; Cooperation. During the Transition Period, Executive agrees to serve as a consultant and shall make herself reasonably available, upon reasonable notice, and with reasonable accommodation of Executive’s personal and professional obligations, to assist with (i) the orderly transition of Executive’s former duties and knowledge to the Company’s incoming Chief Financial Officer and other Company personnel, (ii) any audit, review, or preparation of the Company’s financial statements or filings with respect to periods during which Executive served as Chief Financial Officer, including inquiries from the Company’s independent auditors, Company personnel, and the Audit and Risk Committee, and (iii) any investigation, litigation, arbitration, regulatory matter, or other proceeding relating to matters within Executive’s knowledge during her employment, including the matters set forth on Exhibit A attached hereto. The Company shall also reimburse Executive for reasonable and documented out-of-pocket expenses incurred at the Company’s request in connection with providing such consulting and cooperation services. Executive shall perform the foregoing in good faith and consistent with her legal obligations.

If Executive is requested to provide cooperation in connection with any legal or regulatory matter, including the Specified Arbitration, after the Separation Date, Executive shall be entitled to payment for any such cooperation to the extent that such cooperation requires more than a de minimis amount of Executive’s time, at an hourly rate based on her annual base salary in effect on the Transition Date. Any such cooperation shall be provided with due regard for Executive’s personal and professional commitments and subject to the Company’s compliance with its indemnification obligations. Nothing in this Section 1(c) requires Executive to make any untrue statement or shall be construed to limit Executive’s Protected Activity.

(d)

Independent Contractor Status. Executive acknowledges and agrees that, during the Transition Period, Executive shall be engaged as an independent contractor and not as an employee of the Company or any member of the Company Group. Executive shall not be entitled to participate in, or receive any benefits under, any employee benefit plans, programs, or arrangements of the Company Group. Executive shall be solely responsible for Executive’s own taxes, insurance (including health insurance), benefits, and all other expenses incident to Executive’s engagement hereunder, and shall indemnify and hold harmless the Company Group from any liability arising from Executive’s failure to pay such amounts. During the Transition Period, Executive will not be an agent of the Company and will not be authorized to make any representation, contact, or commitment on behalf of the Company unless specifically requested or authorized to do so in writing by the Company. Executive will under no circumstances perform duties for the Company not related to the work assigned explicitly to Executive under this Agreement.

(e)

COBRA Coverage. For a period of twelve (12) months after the Transition Date (the “COBRA End Date”), if Executive elects to continue her health coverage through COBRA, the Company shall pay that portion of Executive’s COBRA premiums that the Company would have paid for Executive’s (and her eligible dependents) group health coverage had Executive remained an employee of the Company through the COBRA End Date; provided that such payments shall end, if earlier than the COBRA End Date, at such time as Executive becomes eligible for health coverage with a subsequent employer.

(f)

Early Termination of the Transition Period. The Company may only terminate the Transition Period and accelerate the Separation Date at any time in the event of (A) Executive’s material breach of this Agreement or the Surviving Provisions (as defined below) that, if curable, remains uncured following written notice and a ten (10) day opportunity to cure, or (B) conduct by Executive that would constitute Cause under Sections (i) or (ii) of the definition of Cause in the Employment Agreement. If the Company terminates pursuant to this Section, Executive shall forfeit any then-unpaid Separation Consideration and the remaining consulting fees and the Company’s payment of Executive’s COBRA premiums, except as required by applicable law and except as the Parties may otherwise agree in writing.

2.

Separation Consideration. In consideration of Executive’s execution of this Agreement and the Supplemental Release, Executive’s fulfillment of all of their respective terms and conditions in all material respects, and provided that Executive does not revoke this Agreement or the Supplemental Release, the Company agrees to provide, in addition to the consulting fees and COBRA referenced above, the following (collectively, the “Separation Consideration”), which is provided in lieu of, and in full and complete satisfaction of, any and all severance or termination payments and benefits to which Executive might otherwise be or become entitled under Section 7 of the Employment Agreement or under any Company severance plan, program, policy, or arrangement, and which Executive acknowledges is in addition to anything of value to which Executive is otherwise entitled absent execution of this Agreement:

(a)

Bonus for Recovered Funds. Provided Executive has complied with Section 1(c) through the date of the Company’s receipt of the applicable Recovered Funds, Executive will be paid an amount equal to two percent (2%) of the monies actually recovered by the Company with respect to the Specified Arbitration (the “Recovered Funds”), up to a maximum payment of $160,000, with such payment to be made within thirty (30) days following the Company’s receipt of such Recovered Funds, even if such receipt occurs after the Separation Date.

(b)

Equity Treatment. Effective as of the Separation Date (or, if later, the date on which this Agreement and the Supplemental Release have each become effective and irrevocable), all of Executive’s otherwise-unvested equity awards, including all of Executive’s unexercised stock options, shall be forfeited and cancelled as of the Separation Date in exchange for a cash payment of $200,000. The cash payment described in this Section 2(b) shall be paid within seven (7) days following the date on which the Supplemental Release becomes effective and irrevocable. For the avoidance of doubt, the two tranches of optional stock options made available to Executive in connection with Executive’s exercise of the mandatory stock options shall remain outstanding and exercisable through the first anniversary of the applicable exercise date of such mandatory stock options, in accordance with the terms applicable to such optional stock options.

(c)

Conditions to Separation Consideration. Executive’s right to receive and retain the Separation Consideration is expressly conditioned upon (i) this Agreement becoming effective and irrevocable in accordance with Section 20, (ii) Executive’s execution and non-revocation of the Supplemental Release such that it becomes effective and irrevocable following the Separation Date in accordance with its terms, and (iii) Executive’s continued material compliance with this Agreement and the Surviving Provisions.

(d)

Full and Complete Satisfaction. Executive acknowledges and agrees that the Separation Consideration is provided in lieu of, and in full and complete satisfaction of, any and all severance and termination payments and benefits under Section 7 of the Employment Agreement (including, without limitation, Sections 7(b) and 7(c)) and any other severance or separation benefit of any kind, and Executive expressly waives any right to, and shall not be entitled to receive, any such payments or benefits. For the avoidance of doubt, nothing in this Section waives Executive’s right to the Accrued Benefits or to the base salary, consulting fees, and COBRA payments payable in respect of the Transition Period under Section 1(b) and 1(f).

3.

Resignation From All Positions; Termination of Employment. Executive acknowledges, agrees, and confirms that, effective as of the Transition Date, by execution of this Agreement or otherwise, Executive has irrevocably resigned from (i) all employee, officer, director, manager, and trustee positions with all entities within the Company Group, and (ii) all boards to which Executive was appointed or nominated on behalf of any entity within the Company Group and, in accordance therewith, from any and all board positions and committees within the Company Group. Executive agrees to promptly take any and all other steps that may be requested of her by the Company to further effectuate, confirm, or document such resignations.

4.

Accrued Benefits; Payment of Compensation and Receipt of All Benefits. The Company will pay Executive the Accrued Benefits (as defined in the Employment Agreement) in accordance with the Employment Agreement, including any earned but unpaid base salary and accrued and unused vacation pay through the Transition Date. Other than the Accrued Benefits, the base salary, consulting fees payable in respect of the Transition Period pursuant to Section 1(b), and the Company’s coverage of Executive’s (and Executive’s dependents) COBRA premiums pursuant to Section 1(f), and the Separation Consideration, Executive acknowledges and represents that, as of the date of this Agreement, the Company Group has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, RSUs, PSUs, restricted stock, vesting, and any and all other benefits and compensation due to Executive.

5.

Executive’s Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company Group and its current and former: officers, directors, managers, employees, agents, investors, attorneys, accountants, shareholders, members, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

(a)

any and all claims relating to or arising from Executive’s employment relationship with the Company or any other relationship with other members of the Company Group and the termination of those relationships;

(b)

any and all claims relating to, or arising from, Executive’s right to purchase, actual purchase, or ownership (provided that, for the avoidance of doubt, Executive is not relinquishing her economic interests in shares of the Company’s capital stock she may own separately from the capital stock underlying the RSUs and PSUs, which shall remain governed in accordance with the terms of this Agreement and the Company’s equity incentive plan and related issuance agreements) of shares of stock of any member of the Company Group, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)

any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)

any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Labor Law; the New York Civil Rights Law; the New York State Worker Adjustment and Retraining Notification Act; Article 23-A of the New York Correction Law; Section 125 of the New York Workers’ Compensation Law; the New York City Human Rights Law; the New York City Administrative Code; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Age Discrimination in Employment Law; the Georgia Equal Employment for Persons with Disabilities Code; the Georgia Minimum Wage Law; the Georgia Guns in the Workplace Law; the Georgia Military Leave Law; the Georgia Military Service Discrimination Law; the Georgia Right to Work Law; the Georgia Law on Genetic Testing; the Georgia Law on Discrimination on the Basis of Maternity Leave; the Georgia Law on Sex Discrimination; and the Georgia Law on Whistleblowing;

(e)	any and all claims for violation of the federal or any state constitution;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)

any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive from any member of the Company Group; and

(h)	any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits. Further, this release does not extend to and Executive does not release or waive any of Executive’s rights to indemnification provided by the May 21, 2022 Indemnification Agreement between Executive and the Company (the “Indemnification Agreement”) or coverage for which Executive qualifies, if any, under the Company’s Directors and Officers or other insurance policies, or any vested rights Executive may have under any Company retirement or 401(k) plan. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.

Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired (except as to Executive’s resignations under Section 3, which shall remain irrevocable); and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that Executive has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

7.

Trade Secrets and Confidential Information; Company Property. Executive reaffirms and agrees to observe and continue to abide by the following terms of the Employment Agreement, which shall survive the Transition Date and the Separation Date in accordance with their terms: Sections 9(b) – 9(i), Section 12, Section 15, and Section 16 (as modified by Section 9 and Section 14 of this Agreement) (the “Surviving Provisions”). Executive agrees that the foregoing reaffirmation and agreement with the Surviving Provisions shall constitute a new and separately enforceable agreement to abide by the terms of the Surviving Provisions, entered and effective as of the Effective Date. Executive specifically acknowledges and agrees that her violation of Sections 9(c), 9(d), 9(f), or 9(g) of the Employment Agreement shall constitute a material breach of this Agreement; provided, however, that the obligations in Section 9(g) (as amended in Section 8 below) are hereby modified to expire on December 31, 2026. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive will, by the Separation Date, return all Company Group property and information, and, to the extent any additional copies of Company Group property or information are on Executive’s personal devices or storage spaces, Executive will, by the Separation Date, take all necessary steps to permanently delete or destroy all such property and documents from such locations, with the exception of a copy of any Employee Handbook and personnel documents specifically relating to Executive, which Executive may keep, and with the exception of any such property and documents which Executive, after a diligent search and to the best of Executive’s knowledge, has not discovered by the Separation Date, in which case Executive will return, delete or destroy such property and documents (as provided above) promptly upon any subsequent discovery thereof.

8.

Restrictive Covenants. Executive reaffirms her obligations under Sections 9(f) (Nonsolicitation of Customers or Employees) and 9(g) (Non-Compete) of the Employment Agreement (as modified by this Agreement).

The Parties further agree that Section 9(g) of the Employment Agreement is hereby amended and restated to read as follows:

“(g) Non-Compete. Executive and the Company agree that (a) the Company (which expressly includes, for purposes of this Section 9(g), its successors, assigns, and direct and indirect subsidiaries) is engaged in trading services for digital assets (it being understood that “digital assets” includes without limitation cryptocurrencies (including stablecoins) and fiat currencies), neobanking, and digital asset-powered payment and remittance (such businesses herein being collectively and without limitation referred to as the “Business”), (b) the Company is one of a limited number of entities that have developed such a Business, (c) Executive is, and is expected to continue to be during the Term, intimately involved in the Business wherever it operates, and Executive will have access to certain confidential, proprietary information of the Company, (d) this Section 9(g) is intended to provide fair and reasonable protection to the Company in light of the unique circumstances of the Business and (e) the Company would not have entered into this Employment Agreement but for the covenants and agreements set forth in this Section 9(g). Executive therefore agrees that Executive shall not, while employed with this Employment Agreement and thereafter until December 31, 2026, assume or perform, directly or indirectly, any responsibilities and duties that are substantially similar to those Executive performs for the Company on the date Executive executes this Employment Agreement for or on behalf of, or act as a management consultant or strategic consultant for or on behalf of, or own, control or loan money to, any other corporation, partnership, venture, or other business entity that engages in the Business; provided, however, that Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as Executive is only a passive investor and is not actively involved in such company in any way that is inconsistent with this Section 9(g).

For the avoidance of doubt, notwithstanding anything to the contrary herein, the Business shall not include, and the following shall not be deemed to constitute the Business: (i) digital asset management firms, including firms that create or manage investment vehicles that track the prices of digital assets, including through the tokenization of real-world assets or the use of artificial intelligence, (ii) software and technology companies that develop foundational blockchain protocols, programming languages, or related technology for institutional or enterprise use, (iii) hardware companies that develop or provide technology enabling the self-custody of digital assets, or (iv) providers of institutional-grade on-chain yield products that enable crypto exchanges, treasury managers, or similar institutional customers to offer yield-bearing “earn” products on stablecoin balances.”

9.

No Cooperation. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Subject to the Protected Activity Not Prohibited Section below, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. If and to the extent not prohibited by applicable law, Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.

10.

Mutual Non-Disparagement. Subject to the Protected Activity Not Prohibited Section below, Executive shall refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and from any tortious interference with the contracts and relationships of any of the Releasees. The Company shall instruct its C-suite level executive officers and the members of its Board of Directors as of the Effective Date of this Agreement to refrain from any disparagement, defamation, libel, or slander of Executive, and from any tortious interference with Executive’s contracts and relationships.

11.

Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or any breach of the Surviving Provisions, shall, following written notice and an opportunity to cure (if such breach is susceptible to being cured) of five (5) business days, entitle the Company immediately to recover and/or cease providing the Separation Consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover $100.00 of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and the Surviving Provisions.

12.

No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party. No action taken by Executive hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (i) an admission of the truth or falsity of any actual or potential claims or (ii) an acknowledgment or admission by Executive of any fault or liability whatsoever to the Company or to any third party.

13.

Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any dispute Executive may have with a member of the Company Group or that a member of the Company Group may have with Executive, shall be subject to arbitration pursuant to the arbitration agreement set forth in Section 16 of the Employment Agreement. Any arbitration proceeding conducted hereunder shall be confidential, and neither Party nor the arbitrator(s) may disclose the existence, content, or results of any such arbitration, except as may be required by law, to enforce any arbitration award, or as otherwise agreed by the Parties in writing.

14.

Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15.

Section 409A. It is intended that the payments under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance thereunder (“Section 409A”), including as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and/or as separation pay within the meaning of Treasury Regulation Section 1.409A-1(b)(9), and any ambiguities herein will be interpreted accordingly. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). Executive’s termination of employment on the Transition Date is intended to qualify as a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If Executive is a

“specified employee” within the meaning of Section 409A as of the Transition Date, any payment that constitutes deferred compensation subject to Section 409A and that is payable on account of separation from service shall not be paid before the date that is six (6) months and one (1) day after the Transition Date (or, if earlier, Executive’s death). In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

16.

Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any “Protected Activity,” which means filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, or participating in any investigation or proceeding that may be conducted by, any federal, state, or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Nothing in this Agreement (i) limits Executive’s ability to receive an award from a Government Agency for information provided to such agency, or (ii) constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

17.

Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. Subject to the following sentence, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Supplemental Release. Within thirty (30) days of the Effective Date and contingent upon receipt of reasonable written evidence thereof, the Company shall directly and promptly pay or reimburse (as requested by Executive) for up to $12,500 of reasonable fees incurred by Executive for legal assistance in connection with the negotiation and execution of this Agreement and the Supplemental Release.

18.

Indemnification; D&O Coverage. Nothing in this Agreement modifies, and the Company hereby reaffirms, Executive’s rights to indemnification and advancement of expenses under the Indemnification Agreement, the Company’s certificate of incorporation and bylaws, and applicable law, and Executive’s right to coverage, if any, under the Company’s Directors and Officers liability insurance policies (including any applicable “tail” or run-off coverage) with respect to acts or omissions occurring during Executive’s service as an officer of the Company, on the same basis as other former officers of the Company.

19.

Supplemental Release. As a condition to the Company’s provision of the Separation Consideration, on or within twenty-one (21) days following the Separation Date, Executive shall execute and deliver to the Company, and not revoke, the Supplemental Release in the form attached hereto as Exhibit B (the “Supplemental Release”), which re-affirms and extends Executive’s release of claims set forth in this Agreement through the Separation Date. If Executive fails to execute the Supplemental Release, or revokes it, such that it does not become effective and irrevocable, Executive shall forfeit the Separation Consideration.

20.

Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive, and returned to the Company, within the twenty-one (21) day period set forth above. Executive has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

21.

Severability; Entire Agreement; Modification; Governing Law. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. This Agreement, together with its Exhibits, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the Employment Agreement, with the exception of the Surviving Provisions, the Indemnification Agreement, and the equity award agreements (as modified by this Agreement). This Agreement may only be amended in a writing signed by Executive and an authorized representative of the Company. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by the laws of the State of Georgia, without regard for choice-of-law provisions, provided that the enforceability of any restrictive covenant with respect to Executive shall be subject to the mandatory provisions of applicable law of the jurisdiction of Executive’s employment. Executive consents to personal and exclusive jurisdiction and venue as set forth in the Employment Agreement.

22.

Voluntary Execution of Agreement; No Representations. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company Group or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.

Executive represents that Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel. Executive further represents that Executive has carefully read this Agreement and understands the terms and consequences and legal and binding effect of this Agreement and of the releases it contains. Executive has not relied upon any representations or statements made by the Company Group that are not specifically set forth in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE:

By:	/s/ Karen Alexander
Karen Alexander

Date:	8/15/2026

BAKKT, INC.

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel

Date:	8/15/2026

EXHIBIT A

SPECIFIED MATTERS

EXHIBIT B

SUPPLEMENTAL RELEASE

This Supplemental Release (this “Supplemental Release”) is entered into by Karen Alexander (“Executive”) pursuant to Section 19 of the Transition Agreement and General Release between Executive and Bakkt, Inc. (the “Company”) dated August 15, 2026 (the “Transition Agreement”). Capitalized terms used but not defined herein have the meanings given in the Transition Agreement.

1. Executive acknowledges that Executive’s employment with the Company terminated effective as of the Transition Date, and that Executive’s receipt and retention of the Separation Consideration is conditioned upon Executive’s execution and non-revocation of this Supplemental Release.

2. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, hereby generally and completely releases the Releasees from, and agrees not to sue concerning, any and all claims, whether known or unknown, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Supplemental Release, on the same terms, and subject to the same exclusions and carve-outs (including as to Protected Activity, indemnification, and vested benefits), as the release set forth in Section 5 of the Transition Agreement, which release is incorporated herein by reference and hereby re-made and extended through the date Executive signs this Supplemental Release.

3. Executive acknowledges and reaffirms the ADEA-related acknowledgments set forth in Section 6 of the Transition Agreement with respect to this Supplemental Release, including that Executive (a) has been advised to consult counsel, (b) has twenty-one (21) days to consider this Supplemental Release, and (c) has seven (7) days after signing to revoke it, and that this Supplemental Release becomes effective on the eighth (8th) day after signing if not revoked.

4. Executive reaffirms Executive’s obligations under the Surviving Provisions and under the Transition Agreement, all of which remain in full force and effect.

[signature appears on following page]

EXECUTIVE:

By:
Karen Alexander

Date: